Exhibit 99.1

DOMINION RESOURCES BLACK WARRIOR TRUST

Press Release

Dominion Resources Black Warrior Trust

Announces 4th Quarter Cash Distribution

DALLAS, TEXAS, November 17, 2011—Dominion Resources Black Warrior Trust (NYSE: DOM) today announced a quarterly cash distribution to the holders of its units of beneficial interest of $0.226309 per unit. The distribution will be payable December 9, 2011 to unitholders of record on November 29, 2011. Dominion’s cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.dom-dominionblackwarriortrust.com/.

This distribution represents the quarterly royalty payment from Walter Black Warrior Basin LLC (“WBWB”) reflecting production from July 1, 2011 to September 30, 2011. WBWB reported that production attributable to the Trust’s overriding royalty interests was approximately 528 million cubic feet (“MMcf”) during this period compared to 522 MMcf in the previous quarter. Prices for this quarter to the trust averaged $4.18 per mcf compared to $4.31 per mcf for the previous quarter.

The Trust is designed to provide unitholders with quarterly cash distributions from its royalty interests in certain coal seam gas properties. The units are listed on The New York Stock Exchange under the symbol “DOM”.

The Trust owns overriding royalty interests burdening certain proved developed coal seam gas properties owned by WBWB and located in the Black Warrior Basin of Alabama. The Trust is a grantor trust originally formed by Dominion Resources, Inc.

The 2011 tax information packets are expected to begin mailing directly to unitholders in early March 2012. A copy of Dominion’s 2011 tax information booklet will be posted on Dominion’s website by March 1, 2012. In addition to the tax booklet the Dominion website will also offer two simple calculators for computing the income and expense amounts and the cost depletion. The calculators are expected to be updated with the 2011 tax information by February 1, 2012.

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Contact:

Ron E. Hooper, Senior Vice President

U.S. Trust, Bank of America Private Wealth Management, Trustee

Toll-free – 1.800.365.6548